Exhibit 17(a)

PROXY VOTE BY TOUCH-TONE PHONE OR THE INTERNET
IN ACCORDANCE WITH THE ENCLOSED VOTING INSTRUCTIONS

ROCKHAVEN FUND
a series of Advisors Series Trust

PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

      The undersigned shareholder of the Rockhaven Fund (the "Fund"), a series of the Advisors Series Trust (the "Trust"), hereby appoints ___________ and ___________, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Special Meeting of the Shareholders of the Fund to be held at 100 Heritage Reserve, Menomonee Falls, WI 53051 on August 30, 2002, at 9:00 a.m., Central Time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Special Meeting of Shareholders and of the accompanying Proxy Statement/Prospectus and revokes any proxy heretofore given with respect to such meeting.

      The votes entitled to be cast by the undersigned will be cast as instructed on the reverse. If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast "for" each of the proposals as described in the Proxy Statement/Prospectus and in the discretion of the proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.
DATE: , 2002

NOTE: Please sign exactly as your name appears on the records of the Fund and date. If joint owners, each holder should sign this proxy. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation or other entity or in another representative capacity, please give your full title.

Signature(s) (Title(s), if applicable)

The implementation of these proposals is subject to the closing of the purchase transaction discussed in the Proxy Statement/Prospectus. Please indicate by filling in the appropriate boxes below.
1.	To approve the new investment advisory agreement between the Trust, on behalf of the Fund, and Strong Capital Management, Inc. as described in the accompanying Proxy Statement/Prospectus.	FOR ☐	AGAINST ☐	ABSTAIN ☐
2.

To approve the reorganization of the Fund as a newly created series of the Strong Equity Funds, Inc., a Wisconsin corporation, pursuant to an Agreement and Plan of Reorganization and the subsequent liquidation and termination of the Fund.

		☐	☐	☐
3.

To vote and otherwise represent the above-signed shareholder(s) on any other matter that may properly come before the meeting or any adjournment or postponement thereof in the discretion of the proxy holder.

WE NEED YOUR VOTE BEFORE AUGUST 30, 2002

      Your vote is important. If you are unable to attend the Meeting in person, we urge you to authorize the proxies to cast your votes, which is commonly known as proxy voting. You can do this in one of three ways: by (1) completing, signing, dating and promptly returning this proxy card using the enclosed postage prepaid envelope, (2) calling our toll-free telephone number, or (3) the Internet. Your prompt voting by proxy will help assure a quorum at the Meeting. Voting by proxy will not prevent you from voting your shares in person at the Meeting. You may revoke your proxy before it is exercised at the Meeting, either by writing to the Secretary of the Trust at the Trust's address noted in the enclosed Proxy Statement/Prospectus or in person at the time of the Meeting. A prior proxy can also be revoked by proxy voting again through the website or toll-free telephone number listed in the enclosed Voting Instructions.

THANK YOU FOR YOUR TIME